                                                                   EXHIBIT 10.19

                                                                       GLOBALTEL

6 November 1997

GlobalTel Resources, Inc.
1520 Eastlake Avenue East
Seattle, WA 98112

Dear Sirs:

The undersigned, Curt Lew and Alan Chin, hereby agree that they accept the terms of the agreement between themselves and GlobalTel Resources, Inc. regarding the proposed venture between the Company, Netlink and Dayu, as set forth in the minutes of the meeting of the Board of Director's of the COmpany of September 11, 1997, a copy of the relevant page of which is attached hereto and incorporated herein by this reference.

The undersigned agree to enter into a formal written contract in a form and substance to be mutually agreed upon between the parties should the Company so require.

Sincerely,

/s/ Curt Lew                          /s/ Alan Chin
Curt Lew                              Alan Chin

Attachment (The relevant portion of the minutes of the Board of Director's meeting of GlobalTel Resources, September 11, 1997)

                         MINUTES OF A SPECIAL MEETING
                                      OF
                              BOARD OF DIRECTORS
                          OF GLOBALTEL RESOURCES, INC.

                              September 11, 1997

     A special meeting of the Board of Directors of GlobalTel Resources, Inc., a Washington corporation (the "Corporation"), was held on September 11, 1997, at the Corporation's offices, 1520 Eastlake Avenue East, Suite 210, Seattle, Washington 98102.

     The following members of the Board of Directors were in attendance, constituting a quorum of the Board: Ronald P. Erickson, Curt E. Lew, Alan H. Chin, Ulrich Kallausch (by telephone), Steven S. V. Wong (by telephone), Michael Brownfield (by Telephone), Randy Ottinger (by telephone) and Frank Krentzman (by telephone). Also in attendance as guests were Mike Sims, Bruce Crockett (by telephone), John W. Hanley, Jr. (by telephone), Douglas C. Maclellan and Ronald Fox. All telephone connections were by speakerphone, by which all participants could be heard by all other participants.

     The Chairman called the meeting to order at 3:05 p.m. Ronald P. Erickson acted as Chairman of the meeting, and asked John W. Hanley, Jr. to act as secretary. All directors in attendance waived notice of the meeting.

     The next order of business was review of a proposed agency agreement submitted to the Corporation by Mr. Chin and Mr. Lew. Mr. Brownfield reported for the Compensation Committee that the Committee had reviewed the proposal, which features future compensation to the agents based on the lesser of 3% of gross receipts of 25% net margin realized on revenues from the proposed China venture. In addition, the Corporation would provide, as an additional incentive, 5% of the ownership interest in the China venture entity that will come to the Corporation, but only when the venture entity achieves a liquidation event. Mr. Brownfield confirmed that the Committee determined that these were fair terms reflective of market conditions. Mr Chin indicated his (and Mr. Lew's) willingness to proceed on the basis of these terms. After further discussion, upon motion to be made and seconded (Wong/Brownfield), and with directors Chin and Lew abstaining, it was, by unanimous vote

     RESOLVED that the terms of the proposed agency agreement with Messrs. Chin and Lew approved by the Compensation Committee are hereby adopted and approved by the Board of Directors, and the Chairman and the President of the Corporation are each authorized to execute and deliver an agency agreement incorporating those terms on behalf of the Corporation.